EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177607 on Form S-8 of our reports dated February 27, 2014, relating to the financial statements of Xylem Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that prior to October 31, 2011 the financial statements were derived from the accounting records of the water equipment and services businesses of ITT Corporation, and that for the period prior to October 31, 2011, the financial statements include expense allocations for certain corporate functions historically provided by ITT Corporation and that these allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ITT Corporation and that included in Note 20 to the consolidated and combined financial statements is a summary of transactions with related parties) and the effectiveness of Xylem Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Xylem Inc. for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 27, 2014